Exhibit 99.1

AGY Holding Corp. Announces 2011 Third Quarter Consolidated Results and Earnings

Conference Call

AIKEN, SOUTH CAROLINA - (November 11, 2011) – AGY Holding Corp. (“AGY” or the “Company”) reports the highlights of its consolidated 2011 third quarter results:

•

Revenue in third quarter 2011 of $46.6 million shows a 6.8% decrease from the second quarter of 2011, shared by both the AGY US business segment (“AGY US”) and the AGY Asia business segment (“AGY Asia”). This decrease reflects weaker demand across our key markets, except for our aerospace business. Global economic uncertainty has prompted moves to reduce inventory holdings in the supply chains of key markets. The electronics segment showed the sharpest decline as the downturn, which started in general electronics yarns in Asia mid-second quarter, continued in the third quarter and resulted in commensurate market pricing softness. Also, AGY US was negatively impacted by the decline of some Asian volumes and prices as a key Japanese competitor rapidly returned to the market post the Japanese natural disaster. Compared to the 2010 third quarter revenues of $45.6 million, the 2.2% revenue growth recorded for the third quarter of 2011 was driven primarily by AGY US favorable product mix and 2011 price increases.

•

Loss from operations was $1.9 million for the third quarter of 2011, a decline of $1.6 million compared to the second quarter of 2011. The decline was primarily driven by the margin loss from sales, partly offset by the improvement in our AGY US operations performance during the quarter resulting from targeted improvement actions. Loss from operations was $0.9 million for the third quarter of 2010, which included $2.3 million of restructuring and accelerated depreciation expenses and a $1.1 million gain recognized on the sale of alloy metal. Third quarter of 2011 loss from operations included a $0.3 million gain, recognized on cashless exchanges of metals.

•

The Adjusted EBITDA attributable to the Company was $4.2 million for the third quarter of 2011 (which excludes the portion of Adjusted EBITDA attributable to the 30% noncontrolling interest in AGY Asia), or a 9.1% EBITDA margin.

•

In response to current adverse business conditions and reduced operating earnings, liquidity management became our primary focus and several specific actions started to optimize our liquidity position including production curtailment, strict working capital management and cost reduction initiatives.

Summary Financial Performance

($ in millions)

	Quarter Ended September 30,		Year-to-date September 30,
	2011	2010	2011	2010
Net sales	$46.6	$45.6	$141.5	$140.4
Loss from operations	(1.9)	(0.9)	(3.5)	(5.6)
Net loss	(7.9)	(6.7)	(21.1)	(17.6)
Net income (loss) attributable to AGY Holding Corp.	(7.6)	(6.7)	(20.6)	(17.2)
Non-GAAP measures:
EBITDA(1)	2.1	4.4	8.7	10.1
Adjusted EBITDA (1)	4.6	6.3	15.4	21.0
Adjusted EBITDA attributable to AGY Holding Corp.(2)	4.2	5.6	13.9	19.4
Adjusted EBITDA margin attributable to AGY Holding Corp. (3)	9.1%	12.3%	9.8%	13.8%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net (loss) income determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the noncontrolling interest.
(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp. by net sales.

Net sales in the third quarter of 2011 were $46.6 million, which consists of $39.6 million of sales reported by AGY US and $7.0 million of sales reported by the AGY Asia business segment.

AGY US - Revenues in the third quarter of 2011 increased $0.7 million, or 1.8%, compared to the third quarter of 2010, due to a favorable mix shift towards our advanced materials and price increases, which we implemented and retained across most markets since early 2011, partly offset by lower sales volumes. Our A&D market revenues were up 18% when compared to the third quarter of 2010, reflecting 27% improved revenue level for aerospace with continued robust demand for both new and legacy commercial programs, while defense revenues were down 5% as a result of delays in certain major international programs. The electronics market revenues increased by 3% due to pricing actions and mix enrichment, partly offset by a 13% decrease in volumes reflecting a global slowdown for this market, which started in general electronics yarns during the second quarter of 2011. Any recovery is not expected before year-end. The increases in revenues for these markets were partly offset by a 7% decrease in our G&I market revenues compared to the third quarter of 2010. This $1.4 million decrease was largely caused by lower construction market demand, where revenues decreased 40% for the third quarter, reflecting some market share loss. In addition, G&I revenues were negatively impacted by lower Continuous Filament Mat (“CFM”) revenues, which decreased by 20% when compared to the third quarter of 2010 as a result of market share loss at key accounts following 2010 fourth quarter pricing actions. However, other industrial market revenues increased by 20% as a result of a more favorable mix and pricing actions compared to the third quarter of 2010, but were recently negatively impacted by the general economic slowdown.

AGY Asia - Revenue growth in the third quarter of 2011 was limited to 5%, compared to the third quarter of 2010 (after accounting for the elimination of intercompany sales) due primarily to a favorable product mix, partly offset by lower average selling price resulting from weaker market conditions for general electronics yarns since May 2011.

The Company reported consolidated losses from operations for the third quarter of 2011 of $1.9 million, compared to loss from operations of $0.9 million reported in the third quarter of 2010. Adjusted for the restructuring expenses and gain on alloy sales reported in our highlights section, which were not recurring in 2011, the AGY US operating results decreased by $1.3 million, driven primarily by the diminishing challenges in operations resulting from the destabilizing effect of major capacity scale up in our Aiken, SC plant during the first half of 2011. AGY Asia operating results decreased $1.2 million as a result of lower average selling price and increased production costs driven primarily by inflation and the negative impact caused by the appreciation of the Chinese currency compared to the U.S. dollar.

AGY reported consolidated net losses attributable to the Company of $7.6 million for the third quarter of 2011 compared to a loss of $6.7 million for the third quarter of 2010 as a result of lower operating results for both AGY US and AGY Asia.

As of September 30, 2011, total debt, net of cash, was $237.7 million, or a $7.7 million increase compared to December 31, 2010. An increase of $10.0 million was attributable to AGY US due to operating losses and the first half of 2011 capacity scale up investments.

As of September 30, 2011, AGY US and AGY Asia had total liquidity of approximately $17.0 million and $8.5 million, respectively. AGY US liquidity has been recently adversely affected by lower platinum and rhodium market prices, which impact AGY US borrowing base under the $50 million Senior Secured Revolver Credit Facility. We expect to borrow an additional approximately $4.4 million under the Amended Credit Facility as compared to September 30, 2011, in order to fund in part the interest payment due on our Notes on November 15, 2011. Following this additional borrowing we will have approximately $32.5 million of outstanding borrowings and $3.1 million of undrawn letters of credit under the Amended Credit Facility and, based on the projected change in our borrowing base since September 30, 2011, reflecting our October 30, 2011 borrowing base adjusted for current precious metal market prices and the recent sale by us of some of our owned platinum, we currently estimate that our undrawn availability will be reduced to approximately $12.3 million. Any further reduction in the AGY US borrowing capacity, whether due to additional borrowings or a reduction in the borrowing base resulting from further declines in the market price of the eligible alloy metals inventory or the amount of eligible accounts receivable or other inventory used to calculate the borrowing base under the Amended Credit Facility (or any increase in the amount of reserves required by the lender in its permitted discretion) could have material adverse consequences for us.

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including the following: aerospace and defense, (our “A&D” business); electronics; and construction, CFM and industrial markets (our “G&I” business). Headquartered in Aiken, South Carolina, AGY has a sales office in Lyon, France and Hong Kong, China and two manufacturing facilities in the US, located in Aiken, South Carolina and Huntingdon, Pennsylvania and a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

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Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; AGY US borrowing base sensitivity to precious metals market prices and amount of owned alloy metals; currency and interest rate fluctuations; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions; the Company’s ability to finance the consideration to be paid pursuant to the put/call agreement for the 30% noncontrolling interest in AGY Asia; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	C. Steven Smoot
AGY Holding Corp.
PH: 803-643-1257
steve.smoot@agy.com

The Company will hold a conference call to discuss the third quarter 2011 results and respond to questions. The details for the call are as follows:

Date: November 14, 2011

Time: 1:00 p.m. EDT

Dial-in number: 866-939-3921 or 678-302-3550

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-939-0581 or 678-302-3540 and when prompted enter pin – 4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 20111102437022#. The rebroadcast will be available through December 14, 2011.

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands except share and per share data)

Assets	September 30, 2011 (Unaudited)	December 31, 2010
Current assets:
Cash	$6,041	$3,132
Trade accounts receivable, less allowances of $3,099 and $3,123 at September 30, 2011 and December 31, 2010, respectively	20,963	17,965
Inventories, net	32,248	31,260
Deferred tax assets	3,945	4,984
Other current assets	2,059	1,997

Total current assets	65,256	59,338
Property, plant and equipment, and alloy metals, net	211,121	220,338
Intangible assets, net	17,622	17,953
Other assets	722	1,058

TOTAL	$294,721	$298,687

Liabilities, Obligation Under Put/Call for Noncontrolling Interest and Shareholder’s Equity

Current liabilities:
Accounts payable	$12,992	$11,730
Accrued liabilities	15,733	11,320
Short-term borrowings	12,037	9,890
Current portion of long-term debt	10,071	8,342

Total current liabilities	50,833	41,282
Long-term debt	221,673	214,973
Pension and other employee benefit plans	9,757	10,123
Deferred tax liabilities	5,954	6,992

Total liabilities	288,217	273,370

Commitments and contingencies
Obligation under put/call for noncontrolling interest	233	3,401

Shareholder’s equity:
Common stock, $.01 par value per share; 1,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	122,208	122,187
Accumulated deficit	(133,130)	(112,562)
Accumulated other comprehensive income	4,371	2,529

Total AGY Holding Corp. shareholder’s equity	(6,551)	12,154
Noncontrolling interest	12,822	9,762

Total shareholder’s equity	6,271	21,916

TOTAL	$294,721	$298,687

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, unless otherwise noted)

	(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$46,602	$45,565	$141,540	$140,446
Cost of goods sold	(44,326)	(42,625)	(132,466)	(130,314)

Gross profit	2,276	2,940	9,074	10,132
Selling, general and administrative expenses	(4,289)	(3,902)	(12,039)	(11,926)
Restructuring charges	93	(948)	43	(1,978)
Amortization of intangible assets	(250)	(250)	(752)	(752)
Other operating income (expense)	311	1,302	185	(1,093)

Loss from operations	(1,859)	(858)	(3,489)	(5,617)
Other non-operating (expense) income:
Interest expense	(5,975)	(5,900)	(17,620)	(17,686)
Other (expense) income, net	(43)	120	43	183

Loss before income tax (expense) benefit	(7,877)	(6,638)	(21,066)	(23,120)
Income tax benefit (expense)	4	(71)	(36)	5,478

Net loss	(7,873)	(6,709)	(21,102)	(17,642)
Less: Net loss (income) attributable to the noncontrolling interest	313	(19)	534	406

Net loss attributable to AGY Holding Corp.	$(7,560)	$(6,728)	$(20,568)	$(17,236)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands, unless otherwise noted)

	(Unaudited)
	Nine Months Ended September 30,
	2011	2010

Cash flows from operating activities:
Net loss	$(21,102)	$(17,642)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	11,373	14,829
Alloy metals depletion, net	6,531	6,779
Amortization of debt issuance costs	572	533
Amortization of intangibles with definite lives	752	752
Gain (loss) on sale, disposal or exchange of property and equipment and alloy metals	(303)	1,552
Stock compensation	21	36
Deferred income tax benefit	—	(5,521)
Changes in assets and liabilities (net of effect of assets acquired and liabilities assumed in acquisition):
Trade accounts receivable	(2,997)	(2,251)
Inventories	(988)	232
Other assets	299	968
Accounts payable	1,438	(1,447)
Accrued liabilities	4,490	218
Pension and other employee benefit plans	(451)	392

Net cash used in operating activities	(365)	(570)

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(4,835)	(7,569)
Proceeds from the sale of property and equipment and alloy metals	—	10,717

Net cash (used in) provided by investing activities	(4,835)	3,148

Cash flows from financing activities:
Proceeds from Revolving Credit Facility borrowings	54,759	48,850
Payments on Revolving Credit Facility borrowings	(44,609)	(52,950)
Proceeds from AGY Asia Credit Facility borrowings	2,371	5,196
Payments on AGY Asia Credit Facility borrowings	(2,829)	(1,959)
Debt issuance costs and others	(994)	—

Net cash provided by (used in) financing activities	8,698	(863)

Effect of exchange rate changes on cash	(589)	25

Net increase in cash	2,909	1,740

Cash, beginning of period	3,132	3,439

Cash, end of period	$6,041	$5,179

Supplemental disclosures of cash flow information:
Cash paid for interest	$12,130	$11,762

Cash paid for income taxes	$105	$45

Supplemental disclosures of non cash financing/investing activities:
Increase in minimum pension liability adjustment	$85	$99

Construction in-progress included in accounts payable	$406	$772

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(In thousands, unless otherwise noted)

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.

The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months and nine months ended September 30, 2011 is set forth on Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Statement of operations data:
Net loss	$(7,873)	$(6,709)	$(21,102)	$(17,642)
Interest expense	5,975	5,900	17,620	17,686
Income tax expense (benefit)	(4)	71	36	(5,478)
Depreciation and amortization	4,037	5,096	12,126	15,581

EBITDA	$2,135	$4,358	$8,680	$10,147

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

EBITDA	$2,135	$4,358	$8,680	$10,147
Adjustments to EBITDA:
Alloy depletion charge, net	2,723	1,937	6,531	6,779
Non-cash compensation charges	8	5	21	36
Management fees	191	188	568	563
Restructuring charges	(93)	948	(43)	1,978
(Gain) loss on disposition of assets and others	(312)	(1,145)	(312)	1,478

Adjusted EBITDA	4,652	6,291	15,445	20,981
Less: Adjusted EBITDA attributable to the noncontrolling interest	(411)	(663)	(1,545)	(1,626)

Adjusted EBITDA attributable to AGY Holding Corp.	$4,241	$5,628	$13,900	$19,355

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2011
Adjusted EBITDA allocated to AGY Holding Corp. segment breakdown:
AGY US and Corporate	$3,282	$4,081	$10,295	$15,561
AGY Asia	959	1,547	3,605	3,794

	$4,241	$5,628	$13,900	$19,355

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the result of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes EBITDA provides more comparability between AGY’s historical results and results that reflect purchase accounting and changes in AGY’s capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA (as well as Adjusted EBITDA) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted as permitted and calculated in the manner that consolidated cash flow is calculated under the indenture governing the Company’s senior secured notes, relative to certain provisions, including but not limited to, restricted payments and incurrence of additional indebtedness.